                                 SCHEDULE 14C
                                 (RULE 14C-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

                 INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
             OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Check the appropriate box:

[X] Preliminary Information Statement    [ ] Confidential, for Use of the
                                             Commission Only (as permitted by
[ ] Definitive Information Statement         Rule 14c-5(d)(2))

                          Centrack International, Inc.
                  (Name of Registrant As Specified in Charter)

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     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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                          Centrack International, Inc.
                      1900 Corporate Boulevard, Suite 305W
                            Boca Raton, Florida 33431

                        PRELIMINARY INFORMATION STATEMENT

                     WE ARE NOT ASKING YOU FOR A PROXY, AND
                   YOU ARE REQUESTED NOT TO SEND US A PROXY.
General

     This Information Statement is being furnished to the shareholders of
Centrack International, Inc., a Delaware corporation (the "Company"), in connection with the proposed adoption of an amendment to the Company's
Certificate of Incorporation (the "Amendment") by the written consent of the holders of a majority in interest of the Company's voting capital stock ("Voting
Capital Stock") consisting of the Company's outstanding Common Stock ("Common
Stock"). The purpose of filing the Amendment is to:

     o    CHANGE THE NAME OF THE COMPANY FROM "CENTRACK INTERNATIONAL, INC." TO
          "CTK CORP." ("NAME CHANGE"),

     o    EFFECT A 1 FOR 100 REVERSE STOCK SPLIT OF THE COMPANY'S OUTSTANDING
          COMMON STOCK (THE "REVERSE STOCK SPLIT"), AND

     o    AUTHORIZE A "BLANK CHECK" PREFERRED STOCK CONSISTING OF 2,000,000
          "BLANK CHECK PREFERRED SHARES" ("AUTHORIZE BLANK CHECK PREFERRED
          STOCK").

     The Company's Board of Directors and majority shareholders on October 12,
2001, approved and recommended that the Certificate of Incorporation be amended in order to effectuate the Name Change, Reverse Stock Split, and Authorize Blank
Check Preferred Stock. The proposed Amendment will become effective upon the filing of the Amendment with the Secretary of State of the State of Delaware.
The Company anticipates that the filing of the Amendment will occur on or about
November 20, 2001 (the "Effective Date"). If the proposed Amendment were not adopted by written consent, it would have been required to be considered by the
Company's shareholders at a special shareholders' meeting convened for the specific purpose of approving the Amendment.

     The elimination of the need for a special meeting of shareholders to approve the Amendment is authorized by Section 228 of the Delaware Corporation
Laws (the "Delaware Law") which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a special meeting. Pursuant to Section 242 of the
Delaware Law, a majority of the outstanding shares of voting capital stock entitled to vote thereon is required in order to amend the Company's Certificate of Incorporation. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the Amendment as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize the written consent of the holder of a majority in interest of the Voting Capital Stock of the Company.

     Golden Stone Group, Ltd. and George E. Weast, Jr., who beneficially own in the aggregate 64,306,121 shares of Common Stock of the Company, representing approximately 60% of the outstanding Voting Capital Stock of the Company entitled to vote on the Amendment, gave their written consent to the adoption of the Amendment described in this Information Statement on October 12, 2001. The written consent became effective on October 12, 2001, the date on which their written consent was filed with the Secretary of the Company. The date on which this Information Statement was first sent to the shareholders is on or about
October 30, 2001. The record date established by the Company for purposes of determining the number of outstanding shares of Voting Capital Stock of the
Company is October 4, 2001 (the "Record Date").

     Pursuant to Section 228 of the Delaware Law, the Company is required to provide prompt notice of the taking of the corporate action without a meeting to shareholders who have not consented in writing to such action. Inasmuch as the
Company will have provided to its shareholders of record this Information
Statement, the Company will notify its shareholders at the time of distribution of its next Quarterly Report on Form 10-QSB of the effective date of the
Amendment. No additional action will be undertaken pursuant to such written consents, and no dissenters' rights under the Delaware Law are afforded to the
Company's shareholders as a result of the adoption of the Amendment.

                     OUTSTANDING VOTING STOCK OF THE COMPANY

     As of the Record Date, there were 114,911,808 shares of Common Stock outstanding. The Common Stock constitutes the sole outstanding class of voting securities of the Company. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to shareholders.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth Common Stock ownership information as of
October 4, 2001, with respect to (i) each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock; (ii) each director of the Company; (iii) each person intending to file a written consent to the adoption of the Amendment described herein; and (iv) all directors, executive officers and designated shareholders of the Company as a group. This information as to beneficial ownership was furnished to the Company by or on behalf of the persons named. Unless otherwise indicated, the business address of each person listed is 1900 Corporate Boulevard, Suite 305W, Boca Raton, Florida
33431. Prior to the Reverse Stock Split, there are 114,911,808 shares of Common
Stock outstanding. After giving effect to the reverse stock split there will be
1,149,118 shares of Common Stock outstanding. The information in this information statement and table below does not reflect the Stock Purchase
Agreement entered into with Lancer Offshore, Inc., as reported on Form 8-K dated
October 18, 2001. Under the Stock Purchase Agreement Lancer Offshore, Inc. shall receive 40,000,000 shares of Common Stock on a post reverse split basis and
Stenton Leigh Business Resources shall receive 2,000,000 shares of Common Stock on a post reverse split basis.

                               Shares         Percent          Shares          Percent
                             Beneficially     of Class     Beneficially      of Class
                             Owned Prior    Owned Prior        Owned           Owned
                             to Reverse      to Reverse    After Reverse    After Reverse
Name                         Stock Split    Stock Split     Stock Split      Stock Split

Laurence S. Isaacson                  0          --                 0             --
Kathryn Cowen                         0          --                 0             --
Golden Stone Group, Ltd.     51,780,178          45%          517,801             45%
No. 5A Asklipiou Street
Athens, Greece
George E. Weast, Jr.(1)      12,525,943        10.9%          125,259           10.9%
1515 N. Federal Highway,
Suite 300
Boca Raton, Florida 33432
All executive officers and
  directors as a group
  (2 persons)                         0          --%                0             --%

(1)  1,605,955 shares are held by Washington Capital Corporation, a company wholly-owned and controlled by Mr. Weast.

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                    AMENDMENT TO CERTIFICATE OF INCORPORATION

     On October 12, 2001, our Board of Directors voted unanimously to authorize and recommend that our shareholders approve a proposal to effect the Name
Change, Reverse Stock Split, and Authorize Blank Check Preferred Stock. Pursuant
to the Reverse Stock Split, each 100 of the outstanding shares of our Common
Stock on the date of the Reverse Stock Split (the "Old Shares") will be automatically converted into one share of our Common Stock (the "New Shares").
The Reverse Stock Split will not alter the number of shares of our Common Stock we are authorized to issue, but will simply reduce the number of shares of our
Common Stock issued and outstanding. Notwithstanding the Reverse Stock Split, our Certificate of Amendment will also be amended to change our name to "CTK
Corp." and authorize 2,000,000 shares of blank check preferred shares. The
Reverse Stock Split, Name Change and Authorize Blank Check Preferred Stock will become effective upon filing of the Amendment to our Certificate of
Incorporation with the Delaware Secretary of State, but our Board of Directors
reserves the right not to make such filing if it deems it appropriate not to do
so.

Purpose of the Proposed Name Change

     The Board believes that the new name, CTK Corp., will reflect our change in business. Our Board believes that the new name will promote public recognition and more accurately reflect our intended business focus.

Purpose and Effect of Proposed Reverse Stock Split

     The Board believes the Reverse Stock Split is desirable because it will assist us by helping to raise the trading price of our Common Stock. Our Board believes that the higher share price which should result from the Reverse Stock
Split will help generate interest in us among investors and thereby assist us in raising capital to fund our operations.

     The effect of the Reverse Stock Split upon the market price for our Common
Stock cannot be predicted. There can be no assurance that the market price per
New Share of our Common Stock after the Reverse Stock Split will rise in proportion to the reduction in the number of Old Shares of our Common Stock outstanding resulting from the Reverse Stock Split. The market price of our
Common Stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding.

     The Reverse Stock Split will effect all of our shareholders uniformly and will not affect any shareholder's percentage ownership interests in us or proportionate voting power, except to the extent that the Reverse Stock Split results in any of our shareholders owning a fractional share. In lieu of issuing fractional shares, we will issue any shareholder who otherwise would have been entitled to receive a fractional share as a result of the Reverse Stock Split one share of our Common Stock. The Reverse Stock Split may result in certain of our shareholders owning "odd lots" (i.e. a number of shares of our common stock not divisible by 100). Shareholders owning "odd lots" may experience difficulty selling their shares in the open market.

     The Reverse Stock Split will have the following effects upon the number of shares of our Common Stock outstanding:

     Upon the effectiveness of the Reverse Stock Split, the number of shares owned by each holder of Common Stock will be reduced by the ratio of 100 to 1 share of Common Stock he or she owned immediately prior to the Reverse Stock
Split. The per share loss and net book value of our Common Stock will be increased because there will be fewer shares of our Common Stock outstanding.

     The principal effect of the Reverse Stock Split will be that (i) the number of shares of Common Stock issued and outstanding will be reduced from
114,911,808 shares to approximately 1,149,118 shares and (ii) all outstanding options entitling the holders thereof to purchase shares of Common Stock will enable such holders to purchase, upon exercise of their options, 1/100 of the number of shares of Common Stock which such holders would have been able to purchase upon exercise of their options immediately preceding the Reverse Stock
Split at the same aggregate price required to be paid therefor upon exercise thereof immediately preceding the Reverse Stock Split.

                                       3

     Pursuant to the Reverse Stock Split, the par value of the Common Stock will remain $.0001 per share. As a result, on the effective date of the Reverse Stock
Split, the stated capital on our balance sheet attributable to the Common Stock will be reduced to 1/100 of its present amount, and the additional paid_in capital account shall be credited with the amount by which the stated capital is reduced.

Manner of Effecting the Reverse Stock Split and Exchange Stock Certificates

     The Reverse Stock Split will be effected by the filing of the Certificate of Amendment with the Secretary of the State of Delaware. The Reverse Stock
Split will become effective on the date of filing the Certificate of Amendment unless we specify otherwise (the "Effective Date"). As soon as practicable after the Effective Date, we will send a letter of transmittal to each holder of record of Old Shares outstanding on the Effective Date. The letter of transmittal will contain instructions for the surrender of certificates representing the Old Shares. Upon proper completion and execution of the letter of transmittal and return thereof, together with certificates representing the
Old Shares, a shareholder will be entitled to receive a certificate representing the number of the New Shares into which his Old Shares have been reclassified as a result of the Reverse Stock Split. Shareholders should not submit any certificates until requested to do so. No new certificate will be issued to a shareholder until such shareholder has surrendered his outstanding certificates together with the properly completed and executed letter of transmittal. Until so surrendered, each outstanding certificate representing the Old Shares will be deemed for all corporate purposes after the Effective Date to evidence ownership of the New Shares in the appropriately reduced number.

REASONS FOR THE PROPOSED AUTHORIZATION OF "BLAND CHECK" PREFERRED STOCK

     THE BOARD OF DIRECTORS PROPOSES TO AMEND THE COMPANY'S CERTIFICATE OF
INCORPORATION TO ESTABLISH WHAT IS COMMONLY KNOWN AS "BLANK CHECK" PREFERRED
STOCK, WITH A LIMITATION OF 2,000,000 AUTHORIZED SHARES.

     THIS AMENDMENT IS BEING SOUGHT BECAUSE THE BOARD OF DIRECTORS BELIEVE THAT
IT IS ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY TO HAVE AVAILABLE
SHARES OF PREFERRED STOCK TO PROVIDE THE COMPANY WITH GREATER FLEXIBILITY IN
FINANCING THE CONTINUED OPERATIONS OF THE COMPANY AND UNDERTAKING ACQUISITIONS.
THE COMPANY BELIEVES THAT THE BLANK CHECK PREFERRED STOCK WILL PROVIDE THE
COMPANY WITH A CAPITAL STRUCTURE BETTER SUITED TO MEET THE COMPANY'S SHORT AND
LONG TERM CAPITAL NEEDS. THE SHARES OF BLANK CHECK PREFERRED STOCK PERMITS THE
COMPANY TO NEGOTIATE THE PRECISE TERMS OF AN EQUITY INSTRUMENT BY SIMPLY
CREATING A NEW SERIES OF PREFERRED STOCK WITHOUT INCURRING THE COST AND DELAY IN
OBTAINING SHAREHOLDER APPROVAL. THIS ALLOWS THE COMPANY TO MORE EFFECTIVELY
NEGOTIATE WITH, AND SATISFY THE PRECISE FINANCIAL CRITERIA OF ANY INVESTOR IN A
TIMELY MANNER.

     MANAGEMENT OF THE COMPANY IS NOT AWARE OF ANY PRESENT EFFORTS OF ANY
PERSONS TO ACCUMULATE PREFERRED STOCK OR OBTAIN CONTROL OF THE COMPANY, AND THE
PROPOSED INCREASE IN AUTHORIZED SHARES OF PREFERRED STOCK IS NOT INTENDED TO BE
AN ANTI-TAKEOVER DEVICE. THE PROPOSED AMENDMENT IS BEING SOUGHT TO AUGMENT
LIQUIDITY AND TO ENHANCE CORPORATE FLEXIBILITY GENERALLY.

No Dissenter's Rights

     Under the Delaware Law, our dissenting shareholders are not entitled to appraisal rights with respect to our proposed Amendment, and we will not independently provide our shareholders with any such right.

Certain Federal Income Tax Consequences

                                       4

     We believe that the federal income tax consequences of the Reverse Stock
Split to holders of Old Shares and holders of New Shares will be as follows:

     o    Except as set forth in (5) below, no gain or loss will be recognized by a shareholder on the surrender of the Old Shares or receipt of a certificate representing New Shares.

     o    Except as set forth in (5) below, the aggregate tax basis of the New
Shares will equal the aggregate tax basis of the Old Shares exchanged therefor.

     o    Except as set forth in (5) below, the holding period of the New Shares will include the holding period of the Old Shares if such Old Shares were held as capital assets.

     o    The conversion of the Old Shares into the New Shares will produce no gain or loss to us.

     o    The federal income tax consequences of the receipt of an additional share in lieu of a fractional interest is not clear but may result in tax liabilities which should not be material in amount in view of the low value of the fractional interest.

     Our beliefs regarding, the tax consequence of the Reverse Split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above.

     This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as bank, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident foreign individuals, broker-dealers and tax exempt entities.

     The state and local tax consequences of the Reverse Stock Split may vary significantly as to each shareholder, depending upon the state in which he or she resides.

     The foregoing summary is included for general information only.
Accordingly, shareholders are urged to consult their own tax advisors with respect to the Federal, State and local tax consequences of the Reverse Stock
Split.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/Laurence Isaacson
Date: October 30, 2001                    Laurence S. Isaacson, President
                                          Centrack International, Inc.

                                       5

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                          CENTRACK INTERNATIONAL, INC.

     Pursuant to Chapter 242 of the Delaware Statutes, the undersigned President of Centrack International, Inc., a corporation organized and existing under and by virtue of the Delaware Corporation Laws (the "Corporation"), does hereby certify:

     That pursuant to Written Consents of the Board of Directors and a Majority
of the Shareholders of said Corporation dated October 12, 2001, the Board of
Directors and Shareholders holding a majority in interests of the outstanding shares of the Corporation approved the amendment to the Corporation's
Certificate of Incorporation as follows:

     FIRST: Article I of the Certificate of Incorporation of this Corporation is amended in its entirety to read as follows:

                                   "ARTICLE I
                                      NAME

     The name of the Corporation shall be `CTK Corp.'"

     SECOND:  Article IV of the Certificate of Incorporation of this Corporation is amended to read in its entirety as follows:

                                   "ARTICLE IV
                                      STOCK

     The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be (i) one hundred twenty million (120,000,000) shares of common stock, par value $.0001 per share, and
(ii) two million (2,000,000) shares of Preferred Stock having a par value of
$.0001 per share.

     Classes and series of the Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional, voting or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such classes of Common Stock as adopted by the Board of
Directors."

     THIRD: In addition, on the date of filing of these Certificate of Amendment with the Secretary of State of the State of Delaware, every one hundred (100)
issued and outstanding shares of the Corporation's previously authorized common stock, par value $.0001 per share (the "Old Common Stock") shall thereby and thereupon be reclassified and converted into one (1) validly issued, fully paid and nonassessable share of Common Stock (the "New Common Stock"). Each certificate that theretofore represented shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted hereby; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of stock certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common
Stock to which such person is entitled, except that no fractional shares resulting from the combination shall be issued, any such fractional share to be converted to the right of the holder thereof to receive one share of New Common
Stock;

     This amendment to the Certificate of Incorporation of the Corporation does not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and does not result in the percentage of authorized shares that remain unissued after the combination exceeding the percentage of authorized shares that were unissued before the combination; and

     FOURTH: The foregoing amendments were adopted by a Written Consent of the
Board of Directors and a Majority of the Shareholders of the Corporation dated
October 12, 2001, pursuant to Sections 242 and 228 of the Delaware Corporation
Laws. The number of votes cast for the amendments to the Corporation's
Certificate of Incorporation was sufficient for approval.

                                       2

     IN WITNESS WHEREOF, the undersigned, being the President of this
Corporation, has executed these Certificate of Amendment as of ____________,
2001

                                         Centrack International, Inc.

                                         By:__________________________________
                                            Laurence S. Isaacson, President

STATE OF  ____________________      )
                                    )SS:
COUNTY OF ____________________      )

     The foregoing instrument was acknowledged before me this  ____ day of
________, 2001, by Laurence S. Isaacson as President of CENTRACK INTERNATIONAL,
INC., on behalf of the corporation. She is personally known to me or has produced as identification and did/did not take an oath.

                                         Notary Public:

                                         sign________________________________

                                         print________________________________
                                             State of _________ at Large (Seal)
                                             My Commission Expires:
_________________, 2001

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